Exhibit I

(English Translation)

Articles of Incorporation

Development Bank of Japan Inc.

Development Bank of Japan Inc.

Articles of Incorporation

Section 1    General Provisions

(Corporate Name)

Article 1

1.	The Corporation shall be established under the Development Bank of Japan Inc. Law (Law No. 85 of 2007; hereinafter the “Law”) and its corporate name shall be “Kabusiki Kaisha Nippon Seisaku Tousi Ginko”.

2.	The corporate name set forth in the preceding paragraph shall be presented as “Development Bank of Japan Inc.” in English.

(Purposes)

Article 2    The purposes of the Corporation shall be to engage in the following business activities, by means of which it shall exercise investment and financing functions of long-term business fund through the methods of combining investments and financing and other sophisticated financial methodologies, so as to contribute to smooth supply of funds to those who need long-term business funds, as well as to the sophistication of financial functions.

(1)	To accept deposits;

(2)	To lend money;

(3)	To make capital contributions;

(4)	To guarantee the due performance of debts and obligations;

(5)	To sell and purchase securities;

(6)	To lend securities;

(7)	To acquire or transfer monetary claims;

(8)	To subscribe for specified bonds issued by a specified purpose company, or other similar securities, or to handle primary offering of the specified bonds, etc. so subscribed;

(9)	To acquire or transfer short-term notes, etc.;

(10)	To act as an agent or intermediary for execution of an agreement which provides for lending money on behalf of banks and other entities engaged in the financial business;

(11)	To enter into derivatives transactions;

(12)	To conduct public offering or private placement of securities;

(13)	To handle primary offering or secondary distribution of securities or handle private placement of securities;

(14)	To conduct investment advisory business;

(15)	To act as an agent or intermediary for execution of an investment advisory contract or a discretionary investment contract;

(16)	To conduct investment management business;

(17)	To conduct public offering or underwriting of other securities;

(18)	To provide consulting services regarding business transfer, merger, etc., or to act as a broker for these transactions;

(19)	To provide consulting services regarding management;

(20)	To conduct investigations, research or training regarding financial and other economic issues; and

(21)	To do activities incidental or relating to each of the foregoing items.

(Location of Head Office)

Article 3    The head office of the Corporation shall be located in Chiyoda-ku, Tokyo.

(Corporate Organization)

Article 4    The Corporation shall have the following organizations in addition to General Shareholders Meeting and Directors.

(1)	Board of Directors;

(2)	Corporate Auditors;

(3)	Board of Corporate Auditors; and

(4)	Independent Auditors.

(Method of Public Notice)

Article 5    Public notice of the Corporation shall be given in the manner of the publication in the Government Gazette (Kanpo).

Section 2    Shares

(Number of Shares Authorized to Be Issued)

Article 6    The number of shares authorized to be issued by the Corporation shall be one hundred sixty million (160,000,000) shares.

Section 3    General Shareholders Meeting

(Record Date)

Article 7

1.	The Corporation shall deem the shareholders whose names have been entered or recorded in the latest register of shareholders as of March 31 of each year, to be the shareholders who are entitled to exercise their voting rights at the Ordinary General Shareholders Meeting for the relevant business year.

2.	In addition to the above, whenever necessary, the Corporation may, upon giving prior public notice, fix a date as a record date pursuant to a resolution of the Board of Directors.

(Convocation)

Article 8

1.	An Ordinary General Shareholders Meeting shall be convened in June of each year, and an Extraordinary General Shareholders Meeting shall be convened at any time necessary, in either case, by the President and Chief Executive Officer pursuant to a resolution of the Board of Directors.

2.	In the event of an accident befalling the President and Chief Executive Officer, one of the other Directors, chosen in an order previously established by the Board of Directors, shall convene the General Shareholders Meeting.

(Chairman of General Shareholders Meeting)

Article 9

1.	The President and Chief Executive Officer shall serve as chairman of the General Shareholders Meeting.

2.	In the event of an accident befalling the President and Chief Executive Officer, one of the other Directors, chosen in an order previously established by the Board of Directors, shall serve as chairman.

(Method of Resolutions)

Article 10

1.	Unless otherwise provided for by laws and regulations or these Articles of Incorporation, a resolution of the General Shareholders Meetings shall be adopted by an affirmative vote of a majority of the voting rights of the shareholders in attendance who are entitled to vote.

2.	A resolution of the General Shareholders Meetings under Article 309, Paragraph 2 of the Companies Act shall be adopted by an affirmative vote of two-thirds (2/3) or more of the voting rights of the shareholders in attendance who hold voting rights representing in the aggregate one-third (1/3) or more of the total number of voting rights of all shareholders who are entitled to vote.

(Voting by Proxy)

Article 11

1.	A shareholder or its statutory agent may exercise its voting rights at General Shareholders Meetings by appointing one proxy who is a shareholder of the Corporation entitled to exercise its own voting rights at such meetings. In cases where the shareholder is a government, local municipal entity, or corporation, a government staff member, local municipal entity staff member, or an employee of such corporation, respectively, may act as proxy in exercising voting rights.

2.	In the case that a shareholder or its statutory agent appoints a proxy in exercising voting rights, such shareholder or statutory agent shall submit to the Corporation a document evidencing authority of the proxy to act as such at each General Shareholders Meeting.

(Minutes)

Article 12    The proceedings of General Shareholders Meetings shall be recorded in minutes pursuant to laws and regulations.

Section 4    Directors and Board of Directors

(Number of Directors and Method of Election)

Article 13

1.	The Corporation shall have not more than thirteen (13) Directors.

2.	Directors shall be elected at the General Shareholders Meeting.

3.	A resolution for the election of Directors shall be adopted at a General Shareholders Meeting by an affirmative vote of a majority of the voting rights of the shareholders in attendance who hold voting rights representing in the aggregate one-third (1/3) or more of the total number of voting rights of all shareholders who are entitled to vote.

4.	A resolution for the election of Directors shall not be made by cumulative voting.

(Term of Office)

Article 14    Each Director shall serve until the close of the Ordinary General Shareholders Meeting for the last business year ending within one (1) year after the Director’s election.

(Representative Directors and Office-holding Directors)

Article 15

1.	The Board of Directors shall, by its resolution, elect several Representative Directors who severally represent the Corporation.

2.	The Board of Directors shall, by its resolution, appoint one (1) President and Chief Executive Officer.

3.	The Board of Directors may, by its resolution, appoint one (1) Chairman of the Board, several Deputy Presidents, several Executive Directors, and several Managing Directors.

(Authority to Convene Board Meetings and Chairman)

Article 16

1.	Unless otherwise provided for by laws and regulations, the President and Chief Executive Officer shall convene meetings of the Board of Directors and serve as chairman.

2.	Notwithstanding the provisions of the preceding paragraph, in cases where a Chairman of the Board has been appointed, the Chairman of the Board shall convene meetings of the Board of Directors and serve as chairman, unless otherwise provided for by laws and regulations. In the event of an accident befalling the Chairman of the Board, the President and Chief Executive Officer shall convene meetings of the Board of Directors and serve as chairman.

3.	Except in the case described in the first sentence of the preceding paragraph, in the event of an accident befalling the President and Chief Executive Officer, one of other Directors, chosen in an order previously established by the Board of Directors, shall convene meetings of the Board of Directors and serve as chairman.

(Convocation Notice of Meetings of Board of Directors)

Article 17

1.	Notice to convene a meeting of the Board of Directors shall be given to each Director and Corporate Auditor at least three (3) days prior to the date of such meeting. This period may be shortened in cases of emergency.

2.	Notwithstanding the provisions of the preceding paragraph, a meeting of the Board of Directors may be convened without any convocation procedure if all Directors and Corporate Auditors agree to do so.

(Resolutions of Board of Directors)

Article 18

1.	A resolution of the Board of Directors shall be adopted by an affirmative vote of a majority of the Directors in attendance who constitute in number a majority of all the Directors.

2.	Notwithstanding the provisions of the preceding paragraph, if a proposal is made by a Director regarding a matter which is in nature the matter to be resolved by the Board of Directors and if all Directors (limited to those entitled to vote on the matter in question) have expressed, in writing or by an electromagnetic device, their agreement with the proposal in question, such matter shall be deemed to be resolved as a resolution of the Board of Directors; provided, however, that this provision shall not apply when any Corporate Auditor expresses his/her objection to such matter.

(Rules and Regulations of Board of Directors)

Article 19    All other matters concerning the Board of Directors shall be governed by the Rules and Regulations of the Board of Directors established by the Board of Directors, except where otherwise provided for by laws and regulations or these Articles of Incorporation.

(Exemption of Directors from Liability)

Article 20    In accordance with the provisions of Article 426, Paragraph 1 of the Companies Act, the Corporation may, by a resolution of the Board of Directors, exempt Directors (including former Directors) from their liabilities provided for in Article 423, Paragraph 1 of the Companies Act within the limits stipulated by laws and regulations.

(Limited Liability Agreement with Outside Directors)

Article 21    In accordance with the provisions of Article 427, Paragraph 1 of the Companies Act, the Corporation may execute an agreement with an Outside Director, which limits the liability of such Outside Director provided for in Article 423, Paragraph 1 of the Companies Act; provided, however, that the limit of the liability under such agreement shall be the minimum liability amount prescribed by the Article 425, Paragraph 1 of the Companies Act.

Section 5    Corporate Auditors and Board of Corporate Auditors

(Number of Corporate Auditors and Method of Election)

Article 22

1.	The Corporation shall have not more than five (5) Corporate Auditors.

2.	Corporate Auditors shall be elected at the General Shareholders Meeting.

3.	A resolution for the election of Corporate Auditors shall be adopted at a General Shareholders Meeting by an affirmative vote of a majority of the voting rights of the shareholders in attendance who hold voting rights representing in the aggregate one-third (1/3) or more of the total number of voting rights of all shareholders who are entitled to vote.

(Term of Office)

Article 23

1.	Each Corporate Auditor shall serve until the close of the Ordinary General Shareholders Meeting for the last business year ending within four (4) years after the Corporate Auditor’s election.

2.	The term of office of a Corporate Auditor elected to fill in for a Corporate Auditor who has resigned prior to the end of his/her term shall be until the end of the term of the Corporate Auditor who has resigned.

(Full-time Corporate Auditors)

Article 24    The Board of Corporate Auditors shall appoint full-time Corporate Auditors from among the Corporate Auditors.

(Board of Corporate Auditors)

Article 25

1.	Notice to convene a meeting of the Board of Corporate Auditors shall be given to each Corporate Auditor at least three (3) days prior to the date of such meeting. This period may be shortened in cases of emergency.

2.	Notwithstanding the provisions of the preceding paragraph, a meeting of the Board of Corporate Auditors may be convened without any convocation procedure if all Corporate Auditors agree to do so.

(Rules and Regulations of Board of Corporate Auditors)

Article 26    All other matters concerning the Board of Corporate Auditors shall be governed by the Rules and Regulations of the Board of Corporate Auditors established by the Board of Corporate Auditors, except where otherwise provided for by laws and regulations or these Articles of Incorporation.

(Exemption of Corporate Auditors from Liability)

Article 27    In accordance with the provisions of Article 426, Paragraph 1 of the Companies Act, the Corporation may, by a resolution of the Board of Directors, exempt Corporate Auditors (including former Corporate Auditors) from their liabilities provided for in Article 423, Paragraph 1 of the Companies Act within the limits stipulated by laws and regulations.

(Limited Liability Agreement with Outside Corporate Auditors)

Article 28    In accordance with the provisions of Article 427, Paragraph 1 of the Companies Act, the Corporation may execute an agreement with Outside Corporate Auditor, which limits the liability of such Outside Corporate Auditor provided for in Article 423, Paragraph 1 of the Companies Act; provided, however, that the limit of the liability under such agreement shall be the minimum liability amount prescribed by the Article 425, Paragraph 1 of the Companies Act.

Section 6    Accounting

(Business Year)

Article 29    The business year of the Corporation shall commence on April 1 of each year and end on March 31 of the following year.

(Dividends)

Article 30

1.	The record date for the Corporation’s year-end dividends shall be March 31 of each year.

2.	In the event that the dividends are to be paid in cash, the Corporation shall be released from the obligation to distribute dividends if such distribution has not been received after the lapse of three (3) full years from the date of commencement of payment thereof.

3.	Dividends mentioned in paragraph 1 shall bear no interest even during the period set forth in the preceding paragraph.

Supplementary Provisions

(omitted)

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